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EXHIBIT 99         PRESS RELEASE

                                 NEWS RELEASE

FOR IMMEDIATE RELEASE                        Contact:      J. Edward Wells
                                                           President and Chief
                                                           Executive Officer
                                                           (864) 984-4581

                            HERITAGE BANCORP, INC.
                          ANNOUNCES RETURN OF CAPITAL

      Laurens, South Carolina, May 19, 1999 -- Heritage Bancorp, Inc. (Nasdaq:
HBSC) announced today that its Board of Directors has declared a special cash distribution in the amount of $4.00 per share. The cash distribution will be payable on June 22, 1999 to stockholders of record as of the close of business on June 1, 1999. This distribution will be paid from general cash reserves; therefore the Company will not liquidate investments or borrow funds for this payment. Management of the Company expects that at least part of the distribution will be a non-taxable return of capital, although the exact amount of the distribution that could be considered non-taxable cannot be confirmed until the Company's operating results for the 1999 tax year have been determined. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders.

      J. Edward Wells, President and Chief Executive Officer of Heritage Bancorp, indicated that the Board of Directors declared the special cash distribution in view of the strong capital position of the Company's subsidiary, Heritage Federal Bank, and the difficulty of achieving a competitive return on equity with the Company's current capital position.

      Mr. Wells stated that, "We believe that the special cash distribution is in the best interest of the Company and its shareholders. The special cash distribution is reflective of the Board's commitment to enhance long-term shareholder value."

      The Company expects to record a one-time compensation expense during the current quarter in connection with the pass-through of the special distribution to recipients of awards under the Company's Management Recognition and Development Plan. However, it is anticipated that the special distribution will also result in a reduction of the Company's ongoing compensation expense with respect to such awards as a result of adjustments to the value of unvested shares subject to awards. In addition, it is expected that the trustees of Heritage Federal's Employee Stock Ownership Plan will apply the special distribution to regularly scheduled payments and a prepayment of principal on the ESOP's debt obligation to the Company. This application of the special distribution will also result in increased compensation expense for the current quarter as additional shares are committed for allocation to ESOP



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participants.  The aggregate amount of the additional compensation expense in the third quarter is anticipated to be approximately $1.7 million.